Exhibit 3.3
CERTIFICATE OF FORMATION
OF
PNGS GP LLC
     This Certificate of Formation, dated January 15, 2010, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
1. Name. The name of the Company is “PNGS GP LLC”.
2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
EXECUTED as of the date written first above.

/s/ Ann F. Gullion
Ann F. Gullion
Authorized Person